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                                                                    Exhibit 10.4


                              EMPLOYMENT AGREEMENT

         This Employment Agreement is made and entered into as of the 1st day of February, 1997 by and between The Neiman Marcus Group, Inc. (the "Company"), a Delaware corporation having its principal place of business in Chestnut Hill, Massachusetts, and Burton Tansky (the "Executive").

                                   I. RECITALS

1.01. The Executive is to be employed as Chairman and Chief Executive Officer of the Neiman Marcus division of The Neiman Marcus Group, Inc. for the term of this Employment Agreement.

1.02. To ensure the continued services and association of the Executive, and to retain the Executive's experience, skills, ability and knowledge, the Company is willing to engage the Executive's services upon the terms of this Employment Agreement, and the Executive agrees to be employed by the Company under the terms of this Employment Agreement.

                                  II. AGREEMENT

         In consideration of the recitals to this Employment Agreement, the parties mutually covenant and agree as follows:
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2.01.    POSITION AND REPORTING RESPONSIBILITIES OF EXECUTIVE

              As Chairman and Chief Executive Officer of Neiman Marcus, the Executive will report directly to the Chief Operating Officer of the Company on all matters relating to the Executive's performance and duties, and the performance of Neiman Marcus. The Executive will devote his full, working time and best efforts to the performance of his duties.

2.02.    TERM OF EMPLOYMENT

              Subject to the limitations contained in this Employment Agreement, the Company will employ the Executive for a term beginning February 1, 1997 and ending January 31, 2000, and the Executive agrees to accept such employment.

                                II. COMPENSATION

3.01.    BASE SALARY

              For his services hereunder, the Executive will receive base compensation at the annual rate of $750,000, paid in such installments as are paid to other, senior executives of Neiman Marcus. In August 1997, and year to year thereafter for the duration of this Employment Agreement, the Company will review the


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              Executive's salary. Thereafter, at its yearly meetings (generally held in October), the Compensation Committee of The Neiman Marcus Group Board of Directors will consider annual percentage increases in the Executive's base salary, retroactive to the preceding August, based upon such salary reviews.

3.02.    STOCK OPTIONS

              The Executive will be eligible for annual grants of nonqualified options to purchase shares of the Company's stock pursuant to the Company's Stock Incentive Plan up to the maximum number in accordance with the following formula:

              .6 x annual base salary  =  number of nonqualified stock options
              market value of shares      for which Executive is eligible
              on the day of award

              The actual number granted will be determined by the Compensation Committee of the Board of Directors of the Company and will be a function of the Executive's performance and the Company's achieving agreed upon performance goals.

3.03.    BONUSES

              The Executive will be eligible to participate in the Company's Annual Incentive Plan pursuant to its terms. The Executive's maximum


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              bonus potential will be .45 x actual base compensation received during the Company's fiscal year, with the actual bonus amount based upon the Executive's performance and the Company's achieving agreed upon performance goals.

3.04.    STOCK PURCHASE LOAN PLAN

              The Executive will be eligible to secure loans from The Neiman Marcus Group, Inc. in aggregate amounts up to one (1) times his then-base salary for the purchase of stock under the provisions of The Neiman Marcus Group, Inc. Stock Purchase Loan Plan.

3.05.    AUTOMOBILE

              The Executive is eligible for a $1,000/month car allowance. However, the Company will include as W-2 income the value of the Executive's personal use of the vehicle or the amount of the car allowance allocated for personal use, whichever is applicable.

3.06.    OTHER COMPANY BENEFITS

              The Executive will be entitled to and will receive other benefits maintained by the Company for executives of the Company at his level and with comparable responsibilities, subject to such eligibility requirements as are applicable generally to such other executives.


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              The benefits include first class travel, group health insurance, executive medical, dental and disability benefits, group life insurance, four weeks annual paid vacation during each 12 month period of employment, up to $3,000 annually for financial planning and tax assistance, and the opportunity to participate in any deferred compensation, profit sharing or retirement income plan for the Company's executives, including The Neiman Marcus Group, Inc. Supplemental Executive Retirement Plan ("SERP"). In addition, the Executive will be reimbursed for out-of-pocket expenses reasonably incurred in the performance of his duties hereunder, upon receipt of appropriate accounting in accordance with Company policies.

3.07.    SERVICE ACCRUAL

              Provided the Executive remains continuously employed by the Company until, or after, his 65th birthday, the Executive will accrue service under The Neiman Marcus Group, Inc. SERP at a rate equal to the product of 5/3 multiplied by his years of service (including fractions of years) with the Company. Thus, under such circumstances, should the Executive retire at age 65, he will be credited with 20 years' service for the purpose of calculating his SERP benefit. However, should the Executive fail to remain continuously employed by the Company until, or after, his 65th


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              birthday, the Executive's accrued service will be calculated in the normal manner provided in the SERP.

                          IV. TERMINATION OF EMPLOYMENT

4.01.    TERMINATION OF THIS EMPLOYMENT AGREEMENT UPON
         DISABILITY OF THE EXECUTIVE

              If at the end of any month the Executive then is and has been for either: (a) eighty percent (80%) or more of the normal working days during the six (6) consecutive full calendar months then ending; or (b) fifty percent (50%) or more of the normal working days during the twelve (12) consecutive full calendar months then ending, unable to perform his duties under this Employment Agreement in the normal and regular manner, due to mental or physical disability, then either the Company or the Executive may terminate this Agreement and its or his obligations hereunder, upon 30 days' notice to the other of intent to terminate. Nothing contained in this paragraph is intended to limit the Executive's right to any compensation or benefits to which he is otherwise entitled under the terms of any company policy, benefit plan, or by operation of law.


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4.02.    TERMINATION OF THIS EMPLOYMENT AGREEMENT UPON DEATH
         OF THE EXECUTIVE

              If the Executive dies, this Employment Agreement shall be terminated on the last day of the month of the Executive's death. However, nothing herein is intended to limit the rights, if any, of the Executive's heirs, devisees or estate to payments or benefits in which the Executive has an accrued, vested interest at the time of his death.

4.03.    TERMINATION OF THE EXECUTIVE'S SERVICES FOR CAUSE

              The Company may terminate the Executive's services, for cause, upon written notice specifying the reason for such termination. All of the Company's obligations under this Employment Agreement shall cease upon the Executive's termination for cause. For the purpose of the preceding sentence, "cause" shall mean: a breach of duty by the Executive in the course of his employment involving fraud, acts of dishonesty, acts of moral turpitude, repeated insubordination, failure to devote his full, working time and best efforts to the performance of his duties, or conviction of a felony or other criminal offense.


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4.04.    TERMINATION OF EXECUTIVE'S SERVICES UPON CHANGE OF
         CONTROL
         a. If the Executive's services are terminated without cause within 24 months of a change of control of Neiman Marcus, as a change of control is defined below, or if within 24 months of a change of such control, the Executive resigns his employment because he is not permitted to continue in a position comparable in duties and responsibilities to that which he held before a change of control, the Executive will receive from the Company his then-current base compensation for 18 months.

         b. For the purposes of paragraph 4.04.a., change of control shall mean: (i) the sale of all or substantially all of the assets of Neiman Marcus to an entity other than the Company or Harcourt General, Inc. or an entity wholly owned by the Company or Harcourt General, Inc.; or (ii) the sale of all or substantially all of the assets of the Company to an entity other than Harcourt General, Inc. or an entity wholly owned by the Company or Harcourt General, Inc.; or (iii) any person, entity or group having greater voting power in the election of Company directors than Harcourt General, Inc.


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4.05.    OTHER TERMINATION OF THE EXECUTIVE'S SERVICES
         a. If the Company does not intend to extend the Executive's employment beyond January 31, 2000, it will so notify him on or before October 31, 1999. Notwithstanding such notification and in full satisfaction of the Company's obligations hereunder, the Company will (i) continue to pay the Executive his then-current, base compensation until January 31, 2001, reduced, dollar-for-dollar between August 1, 2000 and January 31, 2001, by the amount of any income the Executive earns during that period from employment of any kind (including, but not limited to, self-employment), and (ii) credit the Executive with service under The Neiman Marcus Group, Inc. SERP as if he had remained employed by the Company until age 65.

         b. If, during the term of this Employment Agreement, the Company terminates the Executive's services for any reason[s] other than those set forth in paragraphs 4.01 and 4.03., above, the Executive will continue to receive from the Company his then-current base compensation and existing benefits as such benefits may change from time to time for employees generally (but will not receive any performance or incentive bonuses or additional stock options), until the expiration date of this


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              Employment Agreement or for 18 months (whichever is greater), in full satisfaction of the Company's obligations hereunder.

4.06.    EXTENSION OF THE EXECUTIVE'S EMPLOYMENT

              Should the Company wish to continue the Executive's employment beyond January 31, 2000, the Company agrees to extend the Executive a good-faith offer of compensation and benefits on or before the expiration of this Employment Agreement. If, by January 31, 2000, the parties are unable to agree on the terms and conditions of the Executive's continued employment, the parties may continue to discuss such terms and conditions in the hope of reaching agreement, or they may terminate discussions and sever the employment relationship.

              Should either party choose to sever the employment relationship pursuant to the provisions of this paragraph, the Company, in full satisfaction of its obligations hereunder, will (a) continue to pay the Executive his then-current, base compensation until January 31, 2001, reduced, dollar-for-dollar between the date six months from the date the employment relationship is severed and January 31, 2001, by the amount of


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              any income the Executive earns during that period from employment of any kind (including, but not limited to self-employment), and
              (b) credit the Executive with service under The Neiman Marcus Group, Inc. SERP as if he had remained employed by the Company until age 65.

                              V. GENERAL PROVISIONS

5.01.    ASSIGNABILITY

              The Company will have the right to assign all rights and obligations arising under this Agreement to one or more of its subsidiaries or affiliates, whether now existing or hereafter organized. Despite any such assignment, the Company will remain bound by any obligations running from the Company to the Executive under the terms of this Agreement.

5.02.    INTEGRATION

              This Employment Agreement contains the entire agreement between the parties and supersedes all prior oral and written agreements, understandings and commitments between the parties. No amendment to this Employment Agreement may be made except by a writing signed by both parties.


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5.03.    SPECIFIC ENFORCEMENT
              The Executive is obligated under this Employment Agreement to render service of a special, unique, unusual, extraordinary, and intellectual character, thereby giving this Employment Agreement peculiar value. Thus, the loss of such services could not be reasonably or adequately compensated in damages in an action at law. Therefore, in addition to other remedies provided by law, the Company shall have the right during the term or any renewal term of this Employment Agreement to obtain injunctive relief against the performance of services elsewhere by the Executive. The right to seek injunctive relief will not extend to efforts of the Executive to secure employment in connection with the provisions of paragraph 4.04(a) or 4.05.

5.04.    CONFIDENTIAL INFORMATION
              The Executive acknowledges and stipulates that in the performance of duties hereunder, the Company will disclose to and entrust the Executive with confidential and proprietary information which the Executive may not disclose to any third party or entity either during or after the Executive's employment by the Company. This paragraph survives the


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              expiration or termination of this Agreement.

5.05.    SEPARABILITY OF PROVISIONS

              If one or more of the covenants or agreements provided for in this Employment Agreement should be contrary to law, any such covenant or agreement shall be null and void and shall be deemed separable and divisible from the remaining covenants or agreements.

5.06.    CHOICE OF LAW

              This Employment Agreement shall be interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts.

         IN WITNESS WHEREOF, the Company has caused this instrument to


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be executed on its behalf by a duly authorized officer and the Executive has executed this instrument, all as of the first day and year written above.

                                         THE NEIMAN MARCUS GROUP, INC.



                                       By  /s/ Robert J. Tarr, Jr.
                                          --------------------------------------
                                               Robert J. Tarr, Jr.



                                           /s/ Burton Tansky
                                       -----------------------------------------
                                                  Burton Tansky



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